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                                                                    EXHIBIT 99.5

                            PATAPSCO BANCORP, INC.
                     1996 STOCK OPTION AND INCENTIVE PLAN

                      STOCK APPRECIATION RIGHTS AGREEMENT
                        NOT IN TANDEM WITH STOCK OPTION


     On the date of grant specified below, the Stock Option Committee of Patapsco Bancorp, Inc. (the "Company") hereby grants to ________________ (the "Optionee") a total of ______ Stock Appreciation Rights (SARs), subject to the terms and conditions set forth in the Patapsco Bancorp, Inc. 1996 Stock Option and Incentive Plan (the "Plan") (a copy of which is available to the Optionee upon request). The terms and conditions of the Plan are incorporated herein by reference.

     (a) The exercise price is $____ for each share, such price being 100% of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this option.

     (b)  The SAR shall be exercisable to the extent permitted in the Plan.

     (c) The SAR shall be accepted for surrender by the Optionee in consideration for the payment by the Company of an amount equal to the excess of the fair market value on the date of exercise of the shares of Common Stock subject to such SAR over the exercise price specified in Paragraph (a) hereof.

     (d) Payment hereunder shall be made in shares of Common Stock or in cash as provided in the Plan.

     (e) The SAR is nontransferable, except in accordance with Section 12 of the Plan.

     (f) The SAR may be exercised only in accordance with Sections 8(c), and 10 of the Plan, and only when there is a positive spread, i.e., when the market price of the Common Stock subject to the SAR exceeds the exercise price of the SAR.

     (g) In the event of any inconsistency or conflict between this Agreement and the Plan, the Plan shall be controlling and supercede any conflicting or inconsistent provision of the Agreement.

                                    PATAPSCO BANCORP, INC.
                                    1996 STOCK OPTION AND
                                    INCENTIVE PLAN COMMITTEE

                                    By: ____________________

Date of Grant:                      ATTEST:


______________                      ________________________